EXHIBIT 10(b)
ENERGEN CORPORATION
STOCK INCENTIVE PLAN
(As Amended Effective November 7, 2017)

The purpose of this Plan is to provide a means whereby Energen Corporation may, through the use of stock and stock related compensation, attract and retain persons of ability as employees and motivate such employees to exert their best efforts on behalf of Energen Corporation and its subsidiaries.

1.Definitions. As used in the Plan, the following terms have the meanings indicated:

(a)	“Adjusted Option Expiration Date” means:

(1)	in the event of a Qualified Termination due to Retirement, the earlier of the Expiration Date or the fifth anniversary of the termination date;

(2)	in the event of a Change in Control Termination or a Qualified Termination not due to Retirement, the earlier of the Expiration Date or the third anniversary of the termination date;

(3)	in the event of a termination of employment for Cause, immediately upon termination; and

(4)	in the event of a termination of employment not described in the foregoing clauses, the earlier of the Expiration Date or the ninetieth day following termination.

(b)	“Award” means any grant under the Plan of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units and/or Performance Shares.

(c)
“Award Agreement” means any written or electronic agreement, contract or other instrument or document evidencing one or more Awards and which may, but need not be (as determined by the Committee) executed or acknowledged by the applicable Participant(s) as a condition to receiving an Award or the benefits under an Award (provided that Awards of Incentive Stock Options must be executed or acknowledged by the Participants), and which sets forth the terms and provisions applicable to Awards granted under the Plan to such Participant(s).

(d)
“Award Period” means the 3-year period (Energen fiscal years) commencing with the first day of the fiscal year in which the applicable Performance Share Award is granted, except as otherwise provided in the applicable Award Agreement and subject to the other provisions of this Plan.

(e)	“Board” means the Board of Directors of Energen.

(f)	“Cause” means any of the following:

(1)
The willful and continued failure by a Participant to substantially perform such Participant’s duties with Energen or a Subsidiary (other than any such failure resulting from such Participant’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant specifically identifying the manner in which such Participant has not substantially performed such Participant’s duties;

(2)	The engaging by a Participant in willful, reckless or grossly negligent misconduct which is demonstrably injurious to Energen or a Subsidiary monetarily or otherwise; or

(3)	The conviction of a Participant of a felony.
For purposes of this definition, no act or failure to act, on the part of Participant, shall be considered “willful” unless it is done, or omitted to be done, by Participant in bad faith or without reasonable belief that Participant’s action or omission was in the best interests of Energen and its Subsidiaries.

(g)	"Change in Control" means the occurrence of any one or more of the following:

(1)
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of Energen (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of Energen entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (1) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Energen or any corporation controlled by Energen shall not constitute a Change in Control;

(2)
Individuals who, as of January 1, 2016, constitute the Board of Directors of Energen (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of Energen (the “Board of Directors”); provided, however that any individual becoming a director subsequent to such date whose election, or nomination for election by Energen’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(3)
Consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets, of Energen (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Energen or all or substantially all of Energen’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Energen or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination.

(h)	“Change in Control Termination” means termination of a Participant’s employment with Energen and all Subsidiaries under either of the following circumstances:

(1)	an involuntary termination (other than for Cause) after the occurrence of a Change in Control; or

(2)	a voluntary termination for good reason entitling the Participant to severance compensation under a written change in control severance compensation agreement between Energen and the Participant.

(i)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(j)
“Committee” means the Compensation Committee of the Board or such other Committee of two or more directors as may be determined by the Board. “Committee” also means the Committee’s delegate(s) acting under the authority of Section 5.

(k)	“Company” or “Energen” means Energen Corporation and any successor corporation by merger or other reorganization.

(l)	“Employee” means any employee of one or more of Energen and the Subsidiaries.

(m)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)
“Exercise Date” means the date on which a notice of option exercise is delivered to Energen pursuant to Section 6.2(c) or a notice of option cancellation is delivered to Energen pursuant to Section 6.2(i).

(o)	“Expiration Date” means the last day of the option period specified at the time of grant pursuant to Section 6.2(a).

(p)
“Fair Market Value” means, with respect to a share of Stock, the closing price of the Stock on the New York Stock Exchange (or such other exchange or system on which the Stock then trades or is quoted) or, if there is no trading of the Stock on the relevant date, then the closing price on the most recent trading date preceding the relevant date. With respect to other consideration, the term Fair Market Value means fair market value as may be reasonably determined by the Committee; provided that any valuation subject to Code Section 409A shall be made in accordance with Code Section 409A and the regulations thereunder.

(q)	“Incentive Stock Options” means options granted under the Plan to purchase Stock which at the time of grant qualify as “incentive stock options” within the meaning of Section 422 of the Code.

(r)	“Nonqualified Stock Options” means options granted under the Plan to purchase Stock which are not Incentive Stock Options.

(s)	“Participant” means an Employee to whom an Award is granted pursuant to the Plan, or if applicable, successors and assigns permitted under Section 11.

(t)	“Performance Measures” has the meaning set forth in Section 9.

(u)	“Performance Share” means the value equivalent of one share of Stock.

(v)	“Plan” means this Energen Corporation Stock Incentive Plan, as amended from time to time.

(w)	“Qualified Termination” means termination of a Participant’s employment with Energen and all Subsidiaries under any one of the following circumstances:

(1)	A result of Participant’s Retirement.

(2)	A result of the Participant’s death or disability.

(3)	Expressly agreed in writing by Energen and/or a Subsidiary to constitute a Qualified Termination for purposes of this Plan.

(x)	“Restricted Award” means an Award of Restricted Stock or Restricted Stock Units.

(y)	“Restricted Stock” means Stock granted to a Participant under Section 7 with respect to which the applicable Restrictions have not lapsed or been removed.

(z)	“Restricted Stock Unit” means the right to receive one share of Stock upon the lapse or removal of the applicable Restrictions.

(aa)
“Restrictions” means the prohibitions set forth in Section 7.2(a) against the sale, assignment, transfer, pledge, hypothecation and other encumbering or disposal of Restricted Stock and against the payment of Restricted Stock Units.

(bb)	“Retirement” means:

(1)
with respect to Awards granted prior to January 1, 2017, termination of employment of or by a Participant (other than for Cause) who is at least 55 years old and has at least 10 years of service with Energen and its Subsidiaries; and

(2)
with respect to Awards granted on or after January 1, 2017, termination of employment of or by a Participant (other than for Cause) who (i) is at least 55 years old and has at least 10 years of service with Energen and its Subsidiaries or (ii) is at least 62 years old and has at least 5 years of service with the Company and its Subsidiaries.

(cc)	“Stock” means the common stock, par value $.01 per share, of Energen as such stock may be reclassified, converted or exchanged by reorganization, merger or otherwise.

(dd)	“Subsidiary” means any corporation, the majority of the outstanding voting stock of which is owned, directly or indirectly by Energen Corporation.

(ee)	“Ten Percent Shareholder” means an individual who, at the time of grant, owns stock possessing more than ten (10) percent of the total combined voting power of all classes of stock of Energen.
2.    Share Limitations.
2.1    Shares Subject to the Plan. Subject to adjustment in accordance with Section 3, as of March 3, 2016, 1,882,581 shares of Stock were reserved and available for issuance under the Plan for future Awards (reflecting the original 650,000-share authorization, the 1998 stock split adjustment, an additional 1,500,000 shares authorized at the January 2002 shareholder meeting, the 2005 stock split adjustment and 3,000,000 shares authorized at the April 2011 shareholder meeting, reduced by prior Awards). Shares of Stock allocable to an

Award or portion of an Award that is canceled by forfeiture, expiration or for any other reason (excepting pursuant to a stock appreciation right election under Section 6.2(i)) shall again be available for additional Awards. If any option granted under the Plan shall be canceled as to any shares of Stock pursuant to Section 6.2(i) (stock appreciation rights), then such shares of Stock shall not be available for the grant of another Award. Shares of Stock not issued as the result of the net exercise of a stock appreciation right, shares tendered by the Participant or retained by Energen as full or partial payment to Energen for the purchase of an Award or to satisfy tax withholding obligations in connection with an Award, or shares repurchased on the open market with the proceeds from the payment of an exercise price of an option shall not again be available for issuance under the Plan.
2.2    Limitations. Subject to adjustment in accordance with Section 3, (i) the maximum aggregate number of shares of Stock represented by all Awards granted to any one Participant during any one Energen fiscal year shall not exceed 400,000 calculated assuming maximum payout of the Awards and with each Restricted Stock Unit and Performance Share representing one share of Stock; (ii) consistent with clause (i), the maximum number of shares of Stock represented by Awards of Stock Options granted to any one Participant during any one Energen fiscal year shall not exceed 400,000; and (iii) the maximum number of shares of stock represented by Incentive Stock Options granted after March 3, 2016, shall not exceed 1,882,581. A Participant may be granted more than one Award during any Energen fiscal year.
3.    Adjustments in Event of Change in Common Stock. In the event of any change in the Stock by reason of any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, or rights offering to purchase Stock at a price substantially below fair market value, or of any similar change affecting the Stock, the number and kind of shares which thereafter may be available for issuance under the Plan and the terms of outstanding Awards shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable to prevent dilution or enlargement of the rights granted to, or available for, Participants in the Plan. If the adjustment would result in fractional shares with respect to an Award, then the Committee may make such further adjustment (including, without limitation, the use of consideration other than Stock or rounding to the nearest whole number of shares) as the Committee shall deem appropriate to avoid the issuance of fractional shares.
4.    Administration of the Plan. The Plan shall be administered by the Committee. No member of the Committee shall be eligible to participate in the Plan while serving as a member of the Committee. Subject to the provisions of the Plan including, but not limited to, Section 5 hereof, the Committee shall have the exclusive authority to select the Employees who are to be Participants in the Plan, to determine the Award to be made to each Participant, and to determine the conditions subject to which Awards will become payable under the Plan. The Committee shall have full power to administer and interpret the Plan and to adopt such rules and regulations consistent with the terms of the Plan as the Committee deems necessary or advisable in order to carry out the provisions of the Plan. The Committee’s interpretation and construction of the Plan and of any conditions applicable to Awards shall be conclusive and binding on all persons, including Energen and all Participants. Any action which can be taken, or authority which can be exercised, by the Committee with respect to the Plan, may also be taken or authorized by the Board.

5.    Participation. Participants in the Plan shall be selected by the Committee from those Employees who, in the judgment of the Committee, have significantly contributed or can be expected to significantly contribute to Energen’s success; provided, however, that the Committee may delegate to one or more officers of Energen and/or its Subsidiaries the authority to select and make Awards to Participants (who shall not include “covered employees” within the meaning of Code Section 162(m)(3), officers or directors of Energen or its Subsidiaries), provided that such delegation must be made pursuant to a resolution of the Committee specifying the maximum aggregate number of shares of Common Stock that may be subject to Awards by such officer(s).
6.    Options
6.1    Grant of Options. Subject to the provisions of the Plan, the Committee may (a) determine and designate from time to time those Participants to whom options are to be granted and the number of shares of Stock to be optioned to each employee; (b) authorize the granting of Incentive Stock Options, Nonqualified Stock Options, or combination of Incentive Stock Options and Nonqualified Stock Options; (c) determine the number of shares subject to each option; (d) determine the time or times when each Option shall become exercisable and the duration of the exercise period; and (e) determine whether and, if applicable, the manner in which each option shall contain stock appreciation rights; provided, however, that (i) no Incentive Stock Option shall be granted after the expiration of ten years from the ISO Effective Date as defined in Section 15 and (ii) the aggregate Fair Market Value (determined as of the date the option is granted) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by any employee during any calendar year (under all plans of Energen and its Subsidiaries) shall not exceed $100,000.
6.2    Terms and Conditions of Options. Each option granted under the Plan shall be evidenced by an Award Agreement. Such agreement shall be subject to the following express terms and conditions and to such other terms and conditions as the Committee may deem appropriate:

(a)
Option Period. Each option agreement shall specify the period for which the option thereunder is granted and shall provide that the option shall expire at the end of such period. The Committee may extend such period provided that, in the case of an Incentive Stock Option, such extensions shall not in any way disqualify the option as an Incentive Stock Option. In no case shall such period for an Incentive Stock Option, including any such extensions, exceed ten years from the date of grant, provided, however that, in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, such period, including extensions, shall not exceed five years from the date of grant.

(b)
Option Price, No Repricing. The option price per share shall be determined by the Committee at the time any option is granted, and shall be not less than (i) the Fair Market Value, or (ii) in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, 110 percent of the Fair Market Value, (but in no event less than the par value) of one share of Stock on the date the option is granted, as determined by the Committee. Except as otherwise permitted by Section 3, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding options or stock appreciation rights or cancel outstanding options or stock appreciation rights in exchange for cash, other awards or options with an exercise price that is less than the exercise price of the original options or stock appreciation rights without shareholder approval.

(c)
Exercise of Option. No part of any option may be exercised until the optionee shall have remained in the employ of Energen or of a Subsidiary for such period, if any, as the Committee may specify in the option agreement, and the option agreement may provide for exercisability in installments. The Committee shall have full authority to accelerate for any reason it deems appropriate the vesting schedule of all or any part of any option issued under the Plan. Each option shall be exercisable in whole or part on such date or dates and during such period and for such number of shares as shall be set forth in the applicable option agreement. An optionee electing to exercise an option shall give written notice to Energen of such election and of the number of shares the optionee has elected to purchase and shall at the time of exercise tender the full purchase price of the shares the optionee has elected to purchase plus any required withholding taxes in accordance with Sections 6.2(d) and 10.

(d)
Payment of Purchase Price upon Exercise. The purchase price of the shares as to which an option shall be exercised shall be paid to Energen at the time of exercise (i) in cash, (ii) in Stock already owned by the optionee having a total Fair Market Value equal to the purchase price and not subject to any lien, encumbrance or restriction on transfer other than pursuant to federal or state securities laws, (iii) by election to have Energen withhold (from the Stock to be delivered to the optionee upon such exercise) shares of Stock having a Fair Market Value equal to the purchase price or (iv) by any combination of such consideration having a total Fair Market Value equal to the purchase price; provided that the use of consideration described in clauses (ii), (iii) and (iv) shall be subject to approval by the Committee. In addition the Committee in its discretion may accept such other consideration or combination of consideration as the Committee shall deem to be appropriate and to have a total Fair Market Value equal to the purchase price. In each case, Fair Market Value shall be determined as of the Exercise Date.

(e)	Exercise in the Event of Termination of Employment.

(1)	Cause. If an optionee’s employment by Energen and all Subsidiaries shall terminate for Cause, then all options held by the terminated Employee shall immediately expire.

(2)
Qualified Termination. In the event of a Qualified Termination, then all options held by the optionee with a grant date at least ten months prior to the date of termination shall be immediately and fully vested and options with a grant date less than ten months prior to the date of termination shall immediately expire.

(3)
Change in Control Termination. In the event of a Change in Control Termination, all options held by the optionee which were granted prior to the Change in Control shall be immediately and fully vested.

(4)
Other Termination. In the event that an optionee’s employment by Energen and all Subsidiaries terminates for reason other than Cause, Qualified Termination or Change in Control Termination, then all of the optionee’s unvested options shall immediately expire.

(5)	Adjusted Option Expiration Date. Following a termination of employment any vested options held by the terminated employee will expire on the applicable Adjusted Option Expiration Date.

(6)
Committee Authority. The foregoing provisions of this Section 6.2(e) notwithstanding, the Committee shall have full authority to accelerate the vesting schedule of all or any part of any option issued under the Plan and held by an employee who plans to terminate his or her employment, such that a terminated employee, his heirs or personal representatives may exercise (at such time or times on or prior to the applicable Expiration Dates as may be specified by the Committee) any part or all of any unvested option under the Plan held by such employee at the date of his or her termination of employment. Furthermore, the Committee may at the time of grant provide for different or supplemental terms and conditions with respect to termination of employment and any such terms and conditions expressly provided in the written option agreement shall be controlling with respect to that option.

(7)
Options Granted Prior to January 31, 2012. The other provisions of this Section 6.2(e) notwithstanding, the provisions of Section 6.2(e) of the Energen Corporation Stock Incentive Plan as Amended effective April 27, 2011, continue to control the manner in which options granted prior to January 31, 2012, will be treated upon a termination of employment.

(f)
Nontransferability. Except as may otherwise be provided in this Section 6.2(f), no option granted under the Plan shall be transferable other than by will or by the laws of descent and distribution and, during the lifetime of the optionee, an option shall be exercisable only by the optionee. The foregoing notwithstanding, the optionee may transfer Nonqualified Stock Options to

(i) the optionee’s spouse or natural, adopted or step-children or grandchildren (including the optionee, “Immediate Family Members”), (ii) a trust for the benefit of one or more of the Immediate Family Members, (iii) a family charitable trust established by one or more of the Immediate Family Members, or (iv) a partnership in which the only partners are (and, except as may be otherwise agreed by the Committee, will remain during the option period) one or more of the Immediate Family Members. Any options so transferred shall not be further transferable except in accordance with the terms of this Plan, shall remain subject to all terms and conditions of the Plan and the applicable option agreement, and may be exercised by the transferee only to the extent that the optionee would have been entitled to exercise the option had the option not been transferred.

(g)
Investment Representation. To the extent reasonably necessary to assure compliance with all applicable securities laws, upon demand by Energen for such a representation, the optionee shall deliver to Energen at the time of any exercise of an option or portion thereof or settlement of stock appreciation rights a written representation that the shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to the delivery of any shares issued upon exercise of an option and prior to the expiration of the option period shall be a condition precedent to the right of the optionee or such other person to purchase any shares.

(h)
Incentive Stock Options. Each option agreement which provides for the grant of an Incentive Stock Option to a participant shall contain such terms and provisions as the Committee may determine to be necessary or desirable in order to qualify such option as an “incentive stock option” within the meaning of Section 422 of the Code, or any amendment thereof or substitute therefor. As provided in Section 6.1, no Incentive Stock Option shall be granted after the expiration of ten years from the ISO Effective Date as defined in Section 15. Energen, in its discretion, may retain possession of any certificates for Stock delivered in connection with the exercise of an Incentive Stock Option or appropriately legend such certificates during the period that a disposition of such Stock would disqualify the exercised option from treatment as an incentive stock option under Section 422 of the Code (a “422 Option”). Subject to the other provisions of the Plan, Energen shall cooperate with the optionee should the optionee desire to make a disqualifying disposition. Any Incentive Stock Option which is disqualified from treatment as a 422 Option, for whatever reason, shall automatically become a Nonqualified Stock Option. No party has any obligation or responsibility to maintain an Incentive Stock Option’s status as a 422 Option. The optionee shall, however, immediately notify Energen of any disposition of Stock which would cause an Incentive Stock Option to be disqualified as a 422 Option.

(i)
Stock Appreciation Right. Each option agreement may provide that the optionee may from time to time elect, by written notice to Energen, to cancel all or any portion of the option then subject to exercise, in which event Energen's obligation in respect of such option shall be discharged by payment to the optionee of an amount in cash equal to the excess, if any, of the Fair Market Value as of the Exercise Date of the shares subject to the option or the portion thereof so canceled over the aggregate purchase price for such shares as set forth in the option agreement or, if mutually agreed by the Committee and the optionee, (i) the issuance or transfer to the optionee of shares of Stock with a Fair Market Value as of the Exercise Date equal to any such excess, or (ii) a combination of cash and shares of Stock with a combined value as of the Exercise Date equal to any such excess.

(j)
No Rights as Shareholder. No optionee shall have any rights as a shareholder with respect to any shares subject to the optionee’s option prior to the date of issuance to the optionee of a certificate or certificates for such shares.

(k)
Issuance of Shares. Subject to Section 6.2(h), as soon as reasonably practicable after receipt of an exercise notice and full payment, Energen shall issue to the optionee the appropriate number of shares of Stock.

7.    Restricted Stock and Restricted Stock Units (Restricted Awards)
7.1    Grant of Restricted Awards. The Committee may make grants of Restricted Stock and/or Restricted Stock Units to Participants. Each Restricted Award shall be evidenced by an Award Agreement setting forth the number of shares of Restricted Stock or number of Restricted Stock Units granted and the terms and conditions to which the Restricted Award is subject. Restricted Awards may be granted by the Committee in its discretion with or without cash consideration.
7.2    Terms and Conditions of Restricted Stock.

(a)	Restrictions.

(1)
Restricted Stock. No shares of Restricted Stock may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the Restrictions on such shares have lapsed or been removed.

(2)
Restricted Stock Units. Restricted Stock Units will not be payable until the Restrictions on payment of such Restricted Stock Units have lapsed or been removed. Upon the lapse or removal of Restrictions on Restricted Stock Units the Restricted Stock Units shall be settled by delivering to the Participant the number of shares of Stock equal to the number of Restricted Stock Units being settled.

(b)
Lapse. The Committee shall establish as to each Restricted Award the terms and conditions upon which the Restrictions shall lapse, which terms and conditions may include, without limitation, a required period of service, Performance Measures, or any other individual or corporate performance conditions.

(c)
Termination of Employment. In the event of a Qualified Termination, then all Restrictions on the Participant's outstanding Restricted Awards with a grant date at least ten months prior to the date of termination shall immediately lapse and Restricted Awards with a grant date less than ten months prior to the date of termination shall be forfeited and returned to Energen. In the event of a Change in Control Termination, all Restrictions on the Participant’s outstanding Restricted Awards shall immediately lapse. Should a Participant’s employment with Energen and all Subsidiaries terminate for any reason other than a Qualified Termination or a Change in Control Termination, all Restricted Awards which remain subject to Restrictions, shall be forfeited and returned to Energen. The foregoing notwithstanding, the Committee may at the time of grant provide for different or supplemental terms and conditions with respect to termination of employment and any such terms and conditions expressly provided in the applicable Award agreement shall be controlling with respect to that Restricted Award.

NOTE: early lapse of Restrictions on Restricted Stock Units may have Section 409A implications; see Section 18.

(d)
Lapse at Discretion of Committee. The Committee may at any time, in its sole discretion, accelerate the time at which any or all Restrictions on a Restricted Award will lapse or remove any and all such Restrictions; provided that the Committee may not accelerate the lapse of or remove Restrictions which require the attainment of Performance Measures established by the Committee pursuant to Section 9.2 except as may be permitted by the performance-based exception to Section 162(m) of the Code.

(e)
Rights with respect to Restricted Stock. Upon the acceptance by a Participant of an Award of Restricted Stock, such Participant shall, subject to the Restrictions, have all the rights of a shareholder with respect to such shares of Restricted Stock, including, but not limited to, the right to vote such shares of Restricted Stock and the right to receive all dividends and other distributions paid thereon. Certificates representing Restricted Stock may be held by Energen until the restrictions lapse and shall bear such restrictive legends as Energen shall deem appropriate.

(f)	No shareholder rights with respect to Restricted Units. A Participant shall have no rights of a shareholder, including voting, dividend or other distribution rights, with respect to Restricted Stock Units prior to the date they are settled in shares of Stock.

(g)
No Section 83(b) Election. Unless otherwise expressly agreed in writing by Energen, a Participant shall not make an election under Section 83(b) of the Code with respect to a Restricted Stock Award and upon the making of any such election, all shares of Restricted Stock subject to the election shall be forfeited and returned to Energen.

8.    Performance Shares
8.1    Grant of Performance Shares. The Committee may make grants of Performance Shares to Participants. Each Performance Share Award shall be evidenced by an Award Agreement setting forth the number of Performance Shares granted and the terms and conditions to which the Performance Share Award is subject.
8.2    Terms and Conditions of Performance Share Awards.

(a)
General. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the Performance Measures to be achieved during the applicable Award Period, the number of shares of Stock subject to any Performance Share Award, and the amount of any payment to be made upon achievement of the Performance Measures applicable to any Performance Award.

(b)
No Right to Dividends. A Performance Share Award shall not entitle a Participant to receive any dividends or dividend equivalents on Performance Shares; no Participant shall be entitled to exercise any voting or other rights of a shareholder with respect to any Performance Share Award under the Plan; and no Participant shall have any interest in or rights to receive any shares of Stock prior to the time when the Committee authorizes payment of Performance Shares pursuant to Section 8.3.

(c)
Settlement of Performance Share Awards. Settlement of Performance Share Awards to any Participant shall be made in accordance with Section 8.3 and shall be subject to such conditions for payment as the Committee may prescribe at the time the Performance Share Award is made. The Committee may prescribe conditions such that payment of a Performance Share Award may be made with respect to a number of shares of Stock greater than the number of Performance Shares awarded on the date of grant. The Committee may prescribe different conditions for different Participants.

8.3    Payment of Performance Awards. Each Participant granted a Performance Share Award shall be entitled to payment on account thereof as of the close of the applicable Award Period, but only if the Committee has determined that the conditions for payment of the Award set by the Committee have been satisfied. Payment of Awards shall be made by Energen promptly following the determination by the Committee that payment has been earned and by March 15 of the year following the year in which the Award is earned. Payment of Performance Shares shall be made in the form of shares of Stock.
8.4    Termination of Employment. Except in the case of a Qualified Termination or a Change in Control Termination, if, prior to the close of the Award Period with respect to a Performance Share Award, a Participant's employment with Energen and all Subsidiaries terminates, then any unpaid portion of such Participant's Performance Share Award shall be forfeited.
In the case of a Qualified Termination, the Participant shall remain entitled to payout of any outstanding Performance Share Awards with a grant date at least ten months prior to the date of termination (subject to the reduction described below) at the end of the applicable Award Period in accordance with the terms of this Plan including without limitation applicable performance conditions. Each of such outstanding Performance Share Awards shall be reduced to equal the number of Performance Shares originally granted, multiplied by a fraction the numerator of which is the number of months from the beginning of the applicable Award period to the termination date and the denominator of which is the number of months in the applicable Award Period.

In the event of a Change in Control Termination, a Participant shall within thirty days following termination receive payment of all outstanding Performance Share Awards measured at target performance.

The foregoing notwithstanding, the Committee may at the time of grant provide for different or supplemental terms and conditions with respect to termination of employment and any such terms and conditions expressly provided in the applicable Award agreement shall be controlling with respect to that Performance Share Award.

8.5    Consulting, Non-Compete and Confidentiality. A Participant’s entitlement, if any, to payout of Performance Share Awards subsequent to termination of employment with Energen and all Subsidiaries shall continue so long as the Participant is in compliance with the following requirements. Failure to comply shall result in forfeiture of all then outstanding Performance Share Awards.

(a)
Consulting Services. For a period of three years following the termination of the Participant’s employment (“Date of Termination”), Participant will fully assist and cooperate with Energen, the Subsidiaries and their representatives (including outside auditors, counsel and consultants) with respect to any matters with which the Participant was involved during the course of employment, including being available upon reasonable notice for interviews, consultation, and litigation preparation. Except as otherwise agreed by Participant, Participant’s obligation under this Section 8.5(a) shall not exceed 80 hours during the first year and 20 hours during each of the following two years. Such services shall be provided upon request of Energen and the Subsidiaries but scheduled to accommodate Participant’s reasonable scheduling requirements. Participant shall receive no additional fee for such services but shall be reimbursed all reasonable out-of-pocket expenses.

(b)
Non-Compete. For a period of twelve months following the Date of Termination, unless otherwise expressly approved in writing by Energen, the Participant shall not Compete, (as defined below) or assist others in Competing with Energen and the Subsidiaries. For purposes of this Agreement, “Compete” means offer to acquire any oil or gas mineral interest (A) within an oil or gas unit for which Energen or a Subsidiary is the operator of record or (B) within an oil or gas unit contiguous to an oil or gas unit for which Energen or a Subsidiary is the operator of record. Employment by, or an investment of less than one percent of equity capital in, a person or entity which Competes with Energen or the Subsidiaries does not constitute Competition by Participant so long as Participant does not directly participate in, assist or advise with respect to such Competition.

(c)
Confidentiality. Participant agrees that at all times following the Date of Termination, Participant will not, without the prior written consent of Energen, disclose to any person, firm or corporation any confidential information of Energen or the Subsidiaries which is now known to Participant or which hereafter may become known to Participant as a result of Participant’s employment, unless such disclosure is required under the terms of a valid and effective subpoena or order issued by a court or governmental body; provided, however, that the foregoing shall not apply to confidential information which becomes publicly disseminated by means other than a breach of this provision.

(d)
Whistleblower Exceptions. Nothing contained in this Plan prohibits a Participant from reporting possible violations of federal law or regulations to any federal, state, or local governmental agency or commission, or communicating with or otherwise participating in any investigations or proceedings that are protected under the whistleblower provisions of federal law or regulation. A Participant shall not be required to provide notice to Energen of, or receive prior authorization from Energen for, any such communications or disclosures. This Plan does not limit a Participant’s right to receive an award for information provided to any such governmental agency or commission.

9.    Performance Measures.
9.1    General Performance Measures. At its discretion, the Committee may make the Awards subject to the achievement or satisfaction of performance conditions (“Performance Measures”). Subject to Section 9.2 below, the Committee may use such business criteria and other measures of performance as it deems appropriate in establishing Performance Measures. Performance objectives set on a per share basis such as earnings or cash flow per share shall be appropriately adjusted to reflect changes in outstanding shares resulting from stock dividends, splits or combinations or mergers, reorganizations or similar transactions.

9.2    Section 162(m) Performance Measures. If the Committee intends for an Award to qualify for the performance-based exceptions from Section 162(m) of the Code, the selected Performance Measures shall be specific, measurable goals set by the Committee, may include multiple objectives, and may be based on one or more operational or financial criteria. In setting the performance objectives, the Committee shall select from one or more of the following criteria in either absolute or relative terms, with respect to Energen and/or a Subsidiary:

(a)    total shareholder return;
(b)    return on assets, return on equity or return on capital employed;

(c)
measures of profitability such as earnings per share, corporate or business unit net income, net income before extraordinary or one-time items, earnings before interest and taxes, earnings before interests, taxes, depreciation and amortization, or earnings before interest, depreciation, amortization, taxes and exploration expense;

(d)	cash flow measures;

(e)	gross or net revenues or gross or net margins;

(f)	levels of operating expense or other expense items reported on the income statement;

(g)
oil and/or gas reserves, reserve growth, production, production growth, production replacement, either absolute or on an appropriate per unit basis (e.g. reserve or production growth per diluted share);

(h)
efficiency or productivity measures such as annual or multi-year average finding costs, absolute or per unit operating and maintenance costs, lease operating expenses, operating and maintenance expenses;

(i)	measures of selected operations activities such as number of wells drilled or number of miles of pipe installed;

(j)	satisfactory completion of a major project or organizational initiative with specific criteria set in advance by the Committee defining “satisfactory”;

(k)	debt ratios or other measures of credit quality or liquidity;

(l)	strategic asset sales or acquisitions in compliance with specific criteria set in advance by the Committee.

(m)	measures of safety and/or environmental stewardship; and

(n)	such other criteria as may be established by the Committee in writing and which meet the requirements of the performance-based exception to Section 162(m) of the Code.
When provided for by the Committee at the time the performance objectives are established, the performance objectives may be adjusted to exclude the effect of any of one or more of the following events that occur during the performance period:

(o)	asset write-downs, sales and dispositions;

(p)	litigation, claims, judgments or settlements;

(q)	the effect of changes in law, regulation, accounting principles or other provisions affecting reported results;

(r)	accruals for reorganization and restructuring programs;

(s)	material changes to invested capital from pension and post-retirement benefits-related items and similar non-operational items; and

(t)	any extraordinary, unusual, non-recurring or non-comparable items:

(1)	as described in Accounting Standards Codification No. 225,

(2)	as described in management’s discussion and analysis of financial condition and results of operations appearing in Energen’s Annual Report to shareholders for the applicable year, or

(3)
as publicly announced by Energen in a press release or conference call relating to Energen’s results of operations or financial condition for a completed quarterly or annual fiscal period; such as non-cash mark-to-market gains and losses on open derivative contracts.

In the event that the performance-based exception to Section 162(m) of the Code or its successor is amended such that the performance-based exception permits the employer to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have discretion to make such changes without obtaining shareholder approval.

10.    Withholding. Each Participant shall, no later than the date as of which the value of an Award first becomes includable in the gross income of the Participant for federal, state or local income tax purposes, pay to Energen and Subsidiaries, or make arrangements satisfactory to the Committee, in its sole discretion, regarding payment of any federal, state, or local taxes of any kind required by law to be withheld with respect to the Award together with any federal (including FICA and FUTA), state, or local employment taxes required to be withheld. The obligations of Energen under the Plan shall be conditional on such payment or arrangements. Energen and, where applicable, its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes owed hereunder by a Participant from any payment of any kind otherwise due to said Participant. The Committee may permit Participants to satisfy their federal, and where applicable, state and local tax withholding obligations with respect to all Awards by the reduction, in an amount necessary to pay all said withholding tax obligations, of the number of shares of Stock otherwise issuable or payable to said Participants in respect of an Award. During periods that the Committee permits such share withholding, Participants will be deemed to have elected share withholding; provided, however, that Energen may in its sole discretion permit a Participant to satisfy the withholding obligations of this Section 10 according to the direction of the Participant.
11.    No Assignment of Interest. Except as provided in Section 6.2(f), the interest of any person in the Plan shall not be assignable, either by voluntary assignment or by operation of law, and any assignment of such interest, whether voluntary or by operation of law, shall render the Award void. Amounts payable under the Plan shall be transferable only by will or by the laws of descent and distribution.
12.    No Rights to Continued Employment. The Plan and any Award granted under the Plan shall not confer upon any Participant any right with respect to continuance of employment by Energen or any Subsidiary or any right to further Awards under the Plan, nor shall they interfere in any way with the right of Energen or any Subsidiary by which a Participant is employed to terminate the Participant’s employment at any time.
13.    Compliance with Other Laws and Regulations. The Plan, the grant and fulfillment of Awards thereunder, and the obligations of Energen to sell, issue, release and/or deliver shares of Stock shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. Energen shall not be required to issue or deliver any certificates for shares of Stock prior to (a) the listing of such shares on any stock exchange on which the Stock may then be listed and (b) the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulation of any government body which Energen shall, in its sole discretion, determine to be necessary or advisable.
14.    Amendment and Discontinuance. The Board may from time to time amend, suspend or discontinue the Plan. Subject to Section 18, without the written consent of a Participant, no amendment or suspension of the Plan shall alter or impair any Award previously granted to a Participant under the Plan.
15.    Effective Date of the Plan. The original effective date of the Plan was November 25, 1997, the date of its adoption by the Board, subject to approval by the shareholders of Energen holding not less than a majority of the shares present and voting at its January 1998 Annual Meeting. From time to time the Board has made amendments to the Plan that require shareholder approval for effectiveness and the shareholders of Energen have approved such amendments, each of which is deemed to be a re-adoption by the Board and re-approval by the shareholders of the Plan for the purposes of Code Section 422(b)(2). The “ISO Effective Date” is the earlier of the dates of such re-adoption and re-approval of the most recent shareholder approved Plan amendment or restatement.

16.    Name. The Plan shall be known as the “Energen Corporation Stock Incentive Plan.”
17.    1997 Deferred Compensation Plan. If and to the extent permitted under the Energen Corporation 1997 Deferred Compensation Plan (the “Deferred Compensation Plan”), a Participant may elect, pursuant to the Deferred Compensation Plan, to defer receipt of part or all of any shares of Stock or other consideration deliverable under an Award and upon such deferral shall have no further right with respect to such deferred Award other than as provided under the Deferred Compensation Plan. In the event of such a deferral election, certificates for such shares of Stock as would have otherwise been issued under the Plan but for the deferral election, may at the discretion of Energen be delivered to the Trustee under the Deferred Compensation Plan and registered in the name of the Trustee or such other person as the Trustee may direct. Regardless of whether such deferred shares of Stock are issued to the Trustee, they shall constitute “issued” shares for purposes of the Plan’s maximum number of shares limitation set forth in Section 2.
18.    Effect of Code Section 409A. Payments and benefits under this Plan are intended to be exempt from the requirements under Code section 409A (“Code Section 409A”) and all provisions of the Plan shall be interpreted in accordance with the applicable exemptions; there are, however, potential circumstances under which Plan payments and benefits may not be exempt from Code Section 409A. To the extent any payment or benefit is subject to Code Section 409A, the Plan shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof. Notwithstanding any provision of the Plan to the contrary, in the event that Energen determines that any payments or benefits may or do not comply with Code Section 409A, Energen may amend the Plan (without Participant consent) or take any other actions that Energen determines are necessary or appropriate to (i) exempt the payments or benefits hereunder from the application of Code Section 409A or preserve the intended tax treatment of the payments and benefits provided hereunder, or (ii) comply with the requirements of Code Section 409A. Without limiting the generality of the foregoing, if and to the extent that any payment or benefit under this Plan is determined by Energen to constitute “nonqualified deferred compensation” subject to Code Section 409A, this Plan shall be administered accordingly, and any such payment provided to an employee who is a “specified employee” (within the meaning of Code Section 409A and as determined pursuant to procedures established by Energen) must be delayed for six months from the date of employment termination to comply with section 409A(a)(2)(B)(i) of the Code. Energen shall set aside those payments or benefits that would have been made but for payment delay required by the preceding sentence, and such amounts will be paid at the end of the delay. Notwithstanding the foregoing, neither Energen nor the Committee shall have any liability to any person in the event Code Section 409A applies to any Award in a manner that results in adverse tax consequences for a Participant.